                                                               EXHIBIT 99(A)(10)

Translated from Danish

Return address: Koncern HR, Norregade 21, 0900 DK-Copenhagen C
Name
Address

27 December 2005
Salary number

Employees of TDC Forlag with in the money/under water options from TDC Forlag and other TDC companies

Dear employee

OFFER FOR EXTRAORDINARY EXERCISE OF SHARE OPTIONS AND REDEMPTION OF "UNDER WATER" SHARE OPTIONS

Extraordinary Exercise of TDC Forlag Options

During your employment with TDC Forlag A/S, you have received a number of options for the purchase of shares in TDC A/S ("TDC Forlag Options"). With respect to TDC Forlag Options, you have received a letter dated 14 December 2005, in which you were notified of your extraordinary right of exercise ("Extraordinary Exercise of TDC Forlag Options") resulting from the sale of TDC Forlag A/S to European Directories S.A.

Extraordinary Exercise of Other TDC Options

You have also received options to purchase shares in TDC A/S in the course of your employment with other companies in the TDC group ("Other TDC Options"). The sale of TDC Forlag A/S does not trigger any extraordinary right to exercise Other TDC Options. However, a right to exercise Other TDC Options will be triggered if the offer for shares in TDC A/S made by Nordic Telephone Company ApS ("NTC") on 2 December 2005 ("the Offer") is carried through ("Early Exercise"). The share option agreement provides that Early Exercise must take place during the 30 days succeeding a change of ownership.

The Offer from NTC is i.a. conditional on NTC obtaining more than 90% of TDC's share capital. If the share options are not exercised until after expiry of the offer period, the shares which you purchase from TDC and typically resell at once cannot be included when the decision is to be made whether NTC has obtained 90% of TDC's share capital.

To give you the option of being paid the proceeds of the sale of your shares as soon as possible and with reference to the supervisory board's recommendation to the shareholders to accept the offer, the supervisory board has decided that you may exercise Other TDC Options you may have and which have an exercise price lower than the offer price from NTC ("Other In the Money TDC Options") for the purchase of TDC shares before the offer period expires on 12 January 2006 at
06.01 hours ("Extraordinary Exercise of Other In the Money TDC Options "). If you accept this offer, you may accept NTC's offer for the purchase of shares also with respect to Other TDC Options. The offer is described in detail in the enclosed information letter with appendix. In case you wish to accept the offer, Nordea offers to provide bridge financing of the purchase sum in this connection for the shares until settlement of the purchase offer; Terms and conditions are specified in schedule 4 to the information letter. The offer for bridge financing only applies to Other TDC Options and not to TDC Forlag Options.

REDEMPTION OF UNDER WATER OPTIONS

If you have TDC Forlag Options and/or Other TDC Options with an exercise price higher than the offer price from NTC ("TDC Forlag Under Water Options" and "Other TDC Under Water Options" respectively and together "Under Water Options"), it makes no sense to exercise the share options and accept the offer from NTC. However, the supervisory board has decided to offer you the opportunity to sell your "Under Water Options" back to TDC A/S at a price calculated on the basis of the TDC group's applicable principles on valuation of share options (the Black-Scholes model).

A condition for this offer is (i) that you accept both the offer of Extraordinary Exercise of TDC Forlag Options given in the letter of 14 December 2005 as concerns In the Money TDC Forlag Options and the offer as described in this letter regarding Extraordinary Exercise of Other TDC Options with respect to Other In the Money TDC Options not later than 3 January 2006, and (ii) that a change of ownership takes place in TDC A/S as described in more detail in the enclosed information letter with appendix.

Acceptance procedure

You may accept the offer by filling in the enclosed:

-     form on the buy-back of "Under Water Options", form 3.3

-     form on the exercise of "Other In the Money TDC Options", form 2.4 and return them to Group HR along with the form you received in the letter of 14 December 2005 (further information to be found on the forms).

The forms must reach TDC, for the attention of Jeannette Melsen, Group HR, HPOL, Norregade 21, H-403, DK-0900 Copenhagen C, fax +45 33 43 76 51 NO LATER THAN 3 JANUARY 2006 AT 12.00 (NOON).

The purchase price for exercise of the "In the Money Options" must be paid
(sent) to TDC NO LATER THAN 9 JANUARY 2006, so that the purchase price reaches TDC BY 10 JANUARY 2006 AT 09.00 HOURS (for money transfers from foreign banks 1-2 days additional turnaround time should be expected).

We enclose the Offer itself and the acceptance form 1.1, should you choose to accept NTC's offer.

If you do not wish to use the offer for Extraordinary Exercise of In the Money TDC Forlag Options or of Other In the Money TDC Options or accept the offer to sell your Under Water Options, you need not take action. Your share options will continue under the existing share option agreements between you and TDC Forlag A/S and other TDC companies, and you will receive another notification on Early Exercise in connection with the realisation of any change of ownership in TDC A/S. TDC Forlag Options granted in 2005 will however lapse without any further notice, if these options have not been exercised no later than 30 days after the receipt of TDC A/S' letter of 14 December 2005. With respect to any "Under Water Options", a buy-back offer will not be applicable at a price fixed according to the Black-Scholes model.

If you have any questions, please do not hesitate to contact Koncern HR, Steen
K. Madsen, head of department, phone 33 43 76 30 or Jeannette Melsen, HR consultant, phone 33 43 72 89.

Yours faithfully

/s/ Henriette Fenger Ellekrog
-----------------------------
Henriette Fenger Ellekrog
Group HR Manager

Enclosures:

      - Information letter with a detailed description of the terms of the offer.

      -     Form 1.1 acceptance form from the Purchase Offer

      -     Appendix 2.3 with the detailed terms on early exercise of options

      -     Form 2.4 for the exercise of Other In the Money TDC Options

      -     Form 3.3 for the buy-back of "Under Water Options"

      -     Appendix 3.2 with calculations for settlement of "Under Water
            Options"

      -     Appendix 3 with a description of tax consequences

      -     Appendix 4 financing offer from Nordea

      -     The offer from NTC

                                                                23 December 2005

Translated from Danish

Employees of TDC Forlag with in the money/under water options from TDC Forlag and other TDC companies

Information letter to the employees of TDC Forlag A/S who participate in the TDC A/S Management Option Programme

                                                                27 December 2005

In the light of the public offer for TDC A/S, TDC A/S has decided to give the participants in the TDC A/S Management Option Programme ("the Option Holders") the opportunity of redeeming their options in TDC A/S prematurely, and thus gain an immediate benefit from a public offer for TDC A/S.

How the options will be realised depends on whether their exercise price is below the price offered in a public offer (presently DKK 382 per share of DKK 5) ("In the Money Options") or equal to or above the price offered in a public offer ("Under Water Options").

The terms governing the realisation of In the Money Options are set out in sections 1 and 2, and the exercise of the Under Water Options is described in section 3 and in the attached schedules. The tax implications are described in the enclosed memorandum from Ernst & Young, which also contains contact details of a special hotline (Schedule 3).

1.    SALE OF TDC FORLAG IN THE MONEY OPTIONS

1.1 As an employee of TDC Forlag A/S, you were on 14 December 2005 informed of the extraordinary right to exercise the options which you have received in the course of your employment with TDC Forlag A/S ("TDC Forlag Options"). The right was triggered by TDC A/S' sale of TDC Forlag A/S to European Directories S.A. ("Extraordinary Exercise of TDC Forlag Options"). You have the possibility of exercising your TDC Forlag Options no later than 30 days after receipt of the notice of 14 December 2005. This right subsists.

1.2 If you are prepared to exercise your TDC Forlag In the Money Options and your Other TDC Options so early that you have the possibility of accepting the offer for TDC A/S, TDC A/S is, however, ready to offer to redeem your TDC Forlag Under Water Options. The terms of redemption of TDC Forlag Under Water Options are set out in section 3 and the attached schedules.

2.    EARLY REDEMPTION OF OTHER IN THE MONEY OPTIONS

2.1 You have also received options to purchase shares in TDC A/S in the course of your employment with other companies in the TDC group ("Other TDC Options"). The sale of

      TDC Forlag A/S does not trigger any extraordinary right to exercise Other TDC Options. However, a right to exercise Other TDC Options will be triggered if the offer for shares in TDC A/S made by Nordic Telephone Company ApS ("NTC") on 2 December 2005 ("the Offer") is carried through ("Early Exercise"). The share option agreement provides that Early Exercise must take place during the 30 days succeeding a change of ownership.

2.2 TDC A/S offers holders of Other In the Money Options issued under the management option programme that the Option Holders may exercise Other In the Money Options in a period from the date of this letter until 3 January 2006. Thus, the Option Holders may use the shares acquired by the exercise of Other TDC In the Money Options and TDC Forlag In the Money Options (collectively "In the Money Options") to accept the offer made by Nordic Telephone Company ApS on 2 December 2005 or any competing offer for TDC A/S.

2.3 The terms governing this extra exercise opportunity will be essentially the same as for an ordinary exercise of In the Money Options. The extra exercise period is, however, contingent on a Change of Control in TDC A/S, as defined in Schedule 2.3. If there is no Change of Control, shares acquired by the exercise of Other In the Money Options will be transferred back to TDC A/S along with the purchase price and any interest accrued. In this case, Other In the Money Options will be considered unexercised and will continue on unchanged terms for exercise at a later time in accordance with the general option terms and conditions. The terms governing the extra exercise period are set out in Schedule 2.3. Any financing costs, including costs for bridge financing, are payable by the Option Holder.

2.4 Other In the Money Options may be exercised by completing, signing and returning the acceptance form enclosed as Schedule 2.4 (acceptance form for exercise of Other In the Money Options) and the Offer acceptance form enclosed as Schedule 1.1. Both acceptance forms must be received by TDC A/S BY 3 JANUARY 2006, 12:00 NOON AT THE LATEST, and the purchase price for the shares must be paid, i.e. received by TDC A/S, BY 10 JANUARY 2006, 09:00 A.M. AT THE LATEST. If the offer for bridge financing from Nordea Bank Danmark A/S ("Nordea") is used, Nordea will ensure timely transfer of the purchase price.

2.5   If you have ticked off the box in the form concerning the use of LL section 7H for the exercise of share options, you will receive - once the completed acceptance form has been received by TDC A/S, see section 1.2 and acceptance form 1.2 - the usual section 7H tax agreement to be signed by you and subsequently returned to TDC A/S. Reference is made to the memo by Ernst & Young regarding the treatment of your options for tax purposes.

3.    REDEMPTION OF UNDER WATER OPTIONS

3.1 TDC A/S offers to purchase (settle in cash) the Option Holders' TDC Forlag Under Water Options and Other Under Water Options. The offer is contingent on a Change of Control in TDC A/S, as defined in schedule 2.3. The offer is also contingent on the Option Holders' acceptance, within the time limit specified in section 2.4, of the offer for Extraordinary Exercise of TDC Forlag Options made by letter of 14 December 2005 in relation to all the Option Holders' In the Money Options, and the offer for Extraordinary Exercise of Other TDC Options made by letter of 27 December 2005.

3.2 The purchase price for Under Water Options will be calculated on the basis of the Black-Scholes model, using the price offered by a third party (presently DKK 382 per share of DKK 5) and the same parameters as applied for the grant of Under Water Options. If the price offered is increased, the purchase price for Under Water Options will be adjusted correspondingly. The price offered for Under Water Options - based on a share price of DKK 382 per share of DKK 5 - is set out in Schedule 3.2.

3.3 This offer may only be accepted in relation to all the Option Holder's Under Water Options. The offer may be accepted by completing and signing
      (i) the form enclosed as Schedule 3.3 (as regards Under Water Options), which must be sent to TDC A/S, and (ii) the acceptance form enclosed to the letter of 14 December 2005 (as regards In the Water Options) and the form enclosed as Schedule 2.4 (as regards Other TDC In the Money Options). Both acceptance forms must be received by TDC A/S BY 3 JANUARY 2006, 12:00 NOON AT THE LATEST, and the purchase price for the shares (as regards In the Money Options) must be paid, i.e. received by TDC A/S, BY 10 JANUARY 2006, 09:00 A.M. AT THE LATEST. Settlement of Under Water Options will take place as soon as possible (probably app. 14 banking days after the Change of Control) subject to registration of the Under Water Options as lapsed.

3.4 By the acceptance and completion of the offer for cash settlement of Under Water Options, the Under Water Options shall lapse automatically without further compensation.

3.5   If there is no Change of Control, the following provisions shall apply:

3.5.1 Unexercised TDC Forlag Under Water Options will be deemed non-exercised, and you will therefore still hold these share options.

3.5.2 Exercised TDC Forlag In the Money Options will still be deemed exercised and shall lapse.

3.5.3 Exercised Other TDC In the Money Options will be deemed non-exercised, and you will therefore still hold these share options.

3.5.4 You will preserve unexercised TDC Forlag In the Money Options and unexercised Other TDC In the Money Options. TDC Forlag Options granted in 2005 will, however, lapse without further notice unless exercised within 30 days after receipt of TDC's letter of 14 December 2005 at the latest.

                                                                    SCHEDULE 2.3

SPECIAL TERMS GOVERNING THE EXERCISE OF OTHER TDC IN THE MONEY OPTIONS

Exercise of Other In the Money Options in the Exercise Period is contingent on a Change of Control in TDC A/S as described below. The other terms governing the exercise are as follows:

1. Other In the Money Options for which TDC A/S has received valid and binding acceptances BY 3 JANUARY 2006, 12:00 NOON, AT THE LATEST will be executed on 10 January 2006, provided that TDC A/S has received the purchase price for the exercise of Other In the Money Options and the shares acquired ("the Option Shares") subsequently registered in a separate security deposit of the Option Holder. Upon payment of the purchase price, the ownership, voting rights and other shareholder's rights attaching to the Option Shares shall be transferred to the Option Holder.

2. The Option Shares will be registered in the Danish Securities Centre (Vaerdipapircentralen) in an account kept in the names of the relevant Option Holders, and this account will be registered as pledged in favour of Nordea (no pledge amount specified). Nordea is irrevocably authorised and instructed to arrange for the following:

      a) If a Change of Control has not occurred by 28 February 2006 at the latest, the ownership, voting rights and other shareholder's rights attaching to Option Shares registered in account with the Danish Securities Centre will be transferred by Nordea, acting on behalf of the relevant Option Holders, to TDC A/S against payment of the deposited amount, including any interest accrued, see below. By such transfer to TDC A/S by Nordea on behalf of the Option Holders, Other TDC In the Money Options will be considered unexercised, leaving the Option Holders with the same number of Other TDC In the Money Options as before the exercise under this offer.

      b) Any dividend distributed on the basis of the Option Shares will be deposited in separate accounts with Nordea in the same proportion in which the Option Holders have received Option Shares, and these accounts will be registered as being pledged in favour of Nordea on behalf of TDC A/S. The said accounts will be opened in the Option Holders' names, and the amounts are payable with addition of any accrued interest to the Option Holders subject to documentation that a Change of Ownership has occurred not later than 28 February 2006. If Nordea does not receive the said documentation before 5 March 2006 at the latest, the deposited amount with addition of any accrued interest will be paid to TDC A/S.

      c) Bonus shares and new shares subscribed for on the basis of rights attaching to the Option Shares and any dividend thereon shall be subject to the same terms as those applying to Option Shares in the account with the Danish Securities Centre and any dividend thereon.

      d) Nordea shall, with reference to the irrevocable authority, arrange for the pledge to be terminated and cancelled from the Danish Securities Centre, subject to documentation that a Change of Ownership has taken place not later than 28 February 2006, such documentation to be received by Nordea not later than 5 March 2006.

      e) "Change of Control" means a change of ownership as defined in the option agreements between the Option Holders and TDC A/S or its subsidiaries. A change of control is deemed to have taken placed right before completion of the offer, provided (i) that TDC A/S has documented that the third party which has made a offer for TDC A/S pursuant to sections 31 and 32 of the Danish Securities Trading Act states that this is carried through, and (ii) that the third party thereby gains more than 25% of the votes in TDC A/S.

      f) If TDC A/S has not received the purchase price for the exercise of Other TDC In the Money Options by 10 January 2006 at the latest, Nordea shall return to TDC A/S all Option Shares already transferred from the Option Holders.

3. For the purpose of settling the exercise of Other TDC In the Money Options, (i) the Option Holders' ownership of the Option Shares will be registered in the Danish Securities Centre in accordance with the above provisions, and (ii) the purchase price of such Option Shares will be deposited in the name of TDC A/S in an account with Nordea, which account will be frozen and subjected to the following terms:

      a) The amount deposited plus any interest accrued shall be paid to TDC A/S at the time of the Change of Control if a change of control has taken place not later than 28 February 2006.

      b) The amount deposited plus any interest accrued shall be paid to the Option Holders in the same proportion as these have exercised Other TDC In the Money Options if a change of control has not taken place by 28 February 2006 at the latest, subject to the Option Shares being transferred back to TDC A/S.

      By exercising Other TDC In the Money Options, the Option Holder also confirms, authorizes and instructs TDC A/S and/or its account controller to have a special deposit account opened on the above terms.

                                                                    SCHEDULE 2.4

EXERCISE OF OTHER TDC IN THE MONEY OPTIONS

Reserved for the bank:

Customer no.:                 Deposit no.:                   Account no.:                   Brokerage:
-------------                 ------------                   ------------                   ----------


I, the undersigned:                           _________________________________________________     (name)

Address:                                      _________________________________________________     (postal code and city)

Telephone no.:                                _________________________________________________     (daytime)

hereby give notice that I, according to the
share option agreement between me and my                                                            (name of
employer:                                     _________________________________________________     company)

will exercise share options effective as                                                            (number)
per (exercise date):                          10. January 2006                                      [date]

which were granted on:                        _________________________________________________     (number)

and which grant a right to acquire the
following number of shares in TDC A/S:
at a price per share of:                      _________________________________________________     (price)

The total purchase price amounts to DKK:      _________________________________________________     (amount)

and hereby give notice that I wish the        Please tick:
Options to be taxed in accordance with        Yes please _____              No thank you _____
section 7H of the Danish Tax Assessment Act
(lignings-loven):
The purchase price will be transferred,
Civil reg. no. listing my civil reg. no.
(CVR) for reference.                          _________________________________________________     (CPR):

The share options are exercised on the terms set out in the option agreement and in the letter of 27 December 2005 from TDC A/S, including special terms for establishment of a deposit and a pledge.

Alt 1[ ] I want the purchase price to be financed by a loan from Nordea Bank Danmark A/S ("Nordea") on the following terms:

            Principal amount: Equal to the purchase price applicable to the exercise of Other TDC In the Money Options

            Interest: presently 5& per year

            Set-up costs: 0

            Brokerage for the sale of the TDC shares: 0,25%

            Repayment: At disposal of the shares, though not later than 3 months after the loan was made.

            As security for the loan, I offer the bank a pledge over the shares and the account (as defined below).

            The loan is subject to Nordea Bank Danmark's ordinary terms and conditions for loans and credits for private purposes and general terms and conditions for private customers, copies of which are supplied in connection with this loan.

            I will instruct Nordea to transfer the purchase price (equal to the amount of the loan) to TDC A/S' account no. 5903 918 804 (Iban no, DK 47 2000 5903 918 804) with Nordea, so that it will be credited to TDC A/S' account NO LATER THAN 10 JANUARY 2006 AT 09.00 HOURS.

Alt 2[ ] I will instruct my bank to transfer the purchase price to TDC A/S' account no. 5903 918 804 (Iban no, DK 47 2000 5903 918 804)
            with Nordea, so that it will be credited to TDC A/S' account NO LATER THAN 10 JANUARY 2006 AT 09.00 HOURS.

I hereby irrevocably instruct Nordea to do the following:

      1. to open a blocked deposit (the deposit) which includes a blocked account (the account) in my name and to register the relevant pledges over the deposit and the account. The deposit is subject to Nordea Bank Danmark's ordinary rules on deposits. Further, the deposit and the account are subject to Nordea Bank Danmark's ordinary terms and conditions.

      2.    to receive the above Option Shares into the deposit;

      3. to sell the shares in accordance with the terms of the offer made by Nordic Telephone Company ApS, provided that a Change of Control occurs. I am aware that there is a brokerage fee of 0.50% if my purchase of shares is not financed by a loan from Nordea;

      4. to transfer back the shares to TDC in accordance with the Special Terms for Exercise of Options if a Change of Control does not occur;

      5. to receive the proceeds from the sale of shares into the account and then close the account, transferring the proceeds - less interest accrued and brokerage fee - to the account designated below.

Contingent on timely receipt of the purchase price, TDC A/S will transfer the shares into a special Securities Deposit set up with Nordea in my name.

Place: ____________________________________

Date:  ____________________________________

___________________________________________
(Signature)

Please send this form to Jeannette Melsen, Group HR, HPOL, Norregade 21, H-403, DK-0900 Copenhagen C, fax no. +45 33 43 76 51. Forms received after 3 January 2006 at 12:00 and payments registered after 10 January 2006 at 09.00 hours will not constitute valid acceptance and will not be honoured. Transfer of shares will be documented by a deposit change notification. If you wish to exercise options whose exercise prices differ or which have been granted at different times, one form must be completed for each lot you wish to exercise.

TDC A/S hereby declares to have approved and accepted

      1.    the above information about the employee and the share options;

      2. that if the purchase price is financed by Nordea, Nordea will register a primary pledge over the deposit and the account;

      3. that Nordea is entitled to transfer the shares from TDC's deposit no. 10018530389 with Nordea in the period from 6 January to 10 January 2006;

      4. that if a Change of Control has not occurred by 28 February 2006 at the latest, Nordea will transfer to the employee's account the purchase price and a pro rata share of interest accrued by TDC in the period from 10 January and until the time of such transfer, against simultaneous transfer of the shares back into TDC's deposit no.1001853089 with Nordea, unless otherwise agreed before such time.

Stamp and signature: _________________________

                                                                    SCHEDULE 3.2

      settlement OF UNDER WATER OPTIONS

      TDC A/S offers to purchase (settle in cash) Under Water Options. The offer is contingent on a Change of Control in TDC A/S, as defined in schedule
      2.3. The offer is also contingent on the Option Holders' acceptance of the offer of extraordinary exercise of the Options no later than 3 January 2006, in respect of all of the Option Holder's Options with an exercise price below the price offered in a public offer, see further details in the information letter.

      The purchase sum for such options will be calculated in accordance with the Black-Scholes model, using the price offered by a third party (presently DKK 382 per share of DKK 5) and the same parameters as applied for the grant of the options.

      The Black-Scholes option value of each allotment is as follows:

Date of grant          Exercise price        B&S option value
-------------          --------------        ----------------
  01-01-1999               439.00                 33.24
  01-03-1999               400.00                 45.79
  05-03-1999               402.00                 45.20
  01-09-1999               398.00                 49.56
  18-02-2000               668.00                  9.54
  01-03-2000               400.00                 51.73
  01-03-2000               651.00                 10.75
  03-04-2000               690.00                  8.75
  13-04-2000               567.00                 18.76
  23-08-2000               477.17                 34.68
  01-09-2000               520.00                 27.14
  01-10-2000               473.72                 35.91

                                                                    SCHEDULE 3.3

SALE OF UNDER WATER OPTIONS

I, the undersigned:                           _________________________________________________      (name)

Address:                                      _________________________________________________      (postal code
                                                                                                     and city)

Telephone no.:                                _________________________________________________      (daytime)

hereby give notice that I, according to the   _________________________________________________      (name of
share option agreement between me and my                                                             company)
employer:

wish to sell all my share options:            _________________________________________________      (number)

which were granted on:                        _________________________________________________      [date]

at an exercise price per share of:            _________________________________________________      (price)

at a purchase price per option of:            _________________________________________________

The total purchase price amounts to DKK:      _________________________________________________      (amount)

Please transfer the purchase price to         _________________________________________________      (bank account)
account no.

with                                          _________________________________________________      (bank)


The share options are sold on the terms set out in letter of 27 December 2005 from TDC A/S, stating i.a. that the offer to purchase options is contingent on a change of control.

When the purchase price has been transferred, the options shall lapse automatically without further compensation.

Place: ____________________________________

Date: _____________________________________

___________________________________________
(Signature)

Please send this form to Jeannette Melsen, Group HR, HPOL, Norregade 21, H-403, DK-0900 Copenhagen C, fax no. +45 33 43 76 51. Forms received after 3 January 2006 at 12:00 (noon) are deemed invalid and will not be honoured. If you wish to sell options whose exercise prices differ or which have been granted at different times, one form must be completed for each lot you wish to sell.

                                                                      SCHEDULE 4

OFFER FROM NORDEA FOR THE FINANCING OF OTHER TDC IN THE MONEY OPTIONS

FINANCING PACKAGE AND DEPOSITS THROUGH NORDEA

Nordea offers to the Option Holders one comprehensive financing package and deposits with Nordea, which will include:

      - the opening of a credit in an amount equal to the purchase price for the Other TDC In the Money Options that are transferred to TDC A/S;

      - the opening of a blocked deposit, registration of TDC A/S' rights, pledge in favour of Nordea, and the attachment of a yield account;

      - transfer of Option Shares concerning Other TDC In the Money Options into a new blocked deposit in the name of the Option Holder;

      - sale of the Option Shares concerning Other TDC In the Money Options, the purchase price for which is expected to be received into the Option Holder's new account with Nordea on 24 January 2005 - acceptance for the sale of these shares is to be given to Nordea, contingent on completion of the offer.

      - closing of credit account and transfer of net proceeds (proceeds from sale of shares less brokerage fee and financing costs) into a bank account designated by the Option Holder.

The financing package as specified above is offered to the Option Holder on the following terms:

Principal amount:       The purchase price

Term: The credit will be repaid at the latest by the sale of the shares, though in no event later than 3 months after the loan was made.

Interest:               Presently 5.00% per year

Interest is accrued and payable at closing of the credit. Interest is variable and may be changed as a result of the bank's general adjustments of interest rates for private customers.

Set-up costs:           DKK 0.00

Security:               Pledge over the deposit to which the Option Shares
                        concerning Other TDC In the Money Options are transferred

Brokerage:              0.25%

DEPOSITS THROUGH NORDEA

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

In relation to the deposit, Option Holders are offered the following set-up:

      - the opening of a blocked deposit, registration of TDC A/S' rights, and the attachment of a yield account;

      - transfer of Option Shares concerning Other TDC In the Money Options into a new blocked deposit in the name of the Option Holder;

      - sale of the Option Shares concerning Other TDC In the Money Options, the purchase price for which is expected to be received into the Option Holder's new account with Nordea on 24 January 2005 - acceptance for the sale of these shares is to be given to Nordea, contingent on completion of the Offer.

      - closing of yield account and transfer of net proceeds (proceeds from sale of shares less brokerage fee) into a bank account designated by the Option Holder.

Please note that if using this model, Option Holders must transfer the purchase price for the Option Shares concerning Other TDC In the Money Options into TDC A/S' account through their own bank before the Option Shares can be transferred to the Option Holders' new Nordea deposits.

The set-up as specified above is offered to the Option Holders on the following terms:

Set-up costs:           DKK 0.00

Brokerage:              0.50%

                                                               27. december 2005
                                                                             BEK

                                       15